Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	CCG Investor Relations
Tel++ 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@chinanutrifruit.com	Email: crocker.coulson@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Linda Salo, Account Manager
Email: linda.salo@ccgir.com
Tel: +1- 646-922-0894 (New York office)
FOR IMMEDIATE RELEASE

China Nutrifruit Group Limited Announces Second Quarter Fiscal Year 2012 Results

Daqing, Heilongjiang Province, China – November 14, 2011 China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today announced its financial results for the second fiscal quarter ended September 30, 2011.

Second Quarter Fiscal Year 2012 Highlights and Recent Events

  Net sales decreased 14.7% year-over-year to $19.8 million
  Gross profit decreased 54.9% year-over-year to $4.9 million, with gross margin of 24.9%
  Operating earnings declined 71.0% year-over-year to $2.8 million, with operating margin of 14.2%
  Net income decreased 73.8% year-over-year to $1.9 million, or $0.05 per diluted share
  In August 2011, the Company commenced production of fruit and vegetable powder and concentrate paste products. Because of a stricter food production permit application process following recent food safety scares in Taiwan, the Company’s application for a production permit for the new production line has been delayed. As a result, the Company has temporarily suspended production of these new products.

“Our second fiscal quarter is our peak production season, during which we accumulate inventories and start selling products made from the current year’s harvest. Over the past quarter, we have experienced significant increases in our raw material and direct labor costs and as a result, we recorded lower sales in our glazed and concentrate juice products. Despite our efforts to transfer rising raw material costs onto our customers by increasing our product selling prices to mitigate the negative impact, the increase in selling prices was slower compared to the rise in raw material costs which adversely affected our gross margin and profitability for the quarter,” commented Mr. Yu Changjun, Chairman and CEO of China Nutrifruit. “During the quarter, in response to rising production input costs, we made a decision to temporarily suspend cooperation with our OEM factories for the production of concentrate pulp products, which also contributed to the top line decline.”

“We are closely monitoring changing market conditions and assessing challenges from the market we operate in. We remain agile to respond to changes and overcome difficulties in the quarters ahead,” added Mr. Yu.

Second Quarter Fiscal Year 2012 Results

Net sales for the second quarter of fiscal year 2012 decreased 14.7% to $19.8 million, from $23.2 million in the same quarter of fiscal 2011. The year-over-year decline in net sales was primarily due to decreased sales volume of concentrate juice and glazed fruit products, despite substantial year-over-year increases in selling price, as well as suspended production of concentrate pulp products in this quarter.

In the second quarter of fiscal year 2012, net sales from concentrate juice products, which accounted for 55.4% of total net sales, were $11.0 million, down 12.0% from $12.5 million, or 53.7% of total net sales, in the same quarter of fiscal year 2011. Net sales from glazed fruit products were $3.4 million, contributing 17.0% of net sales, down 12.4% as compared to $3.8 million, or 16.6% of total net sales in the same period last year. In fiscal year 2012, the Company ceased cooperation with two OEM factories due to an increase in production costs. As a result, there were no sales from concentrate pulp products in the second quarter of fiscal 2012 compared to sales from concentrate pulp products of $2.2 million, or 9.5% of total net sales in the same period last fiscal year. Sales from nectar were $3.4 million, or 17.3% of total net sales, up 6.7% from $3.2 million, or 13.8% of total net sales in the second quarter of fiscal 2011. Sales from fresh fruit were $2.0 million, or 10.3% of total net sales, up 37.4% from $1.5 million, or 6.4% of total net sales in the second quarter of fiscal 2011.

Gross profit for the second quarter of fiscal year 2012 decreased 54.9% to $4.9 million from $11.0 million for the same period a year ago. Gross margin was 24.9% for the second quarter of fiscal year 2012, down from 47.2% in the year ago period. The decline in gross margin was mainly due to significant increases in raw material and direct labor costs. While average selling prices of the Company’s products increased year-over-year, the increase was insufficient to offset the higher production costs. As a result, the gross margins for glazed fruit, nectar, concentrate juice and fresh fruit products for the three months ended September 30, 2011 were approximately 30.1%, 43.7%, 17.6% and 24.5%, as compared to approximately 53.2%, 68.0%, 42.1% and 46.2% in the same period last fiscal year, respectively.

In the second quarter of fiscal year 2012, selling, general, and administrative expenses were $2.1 million, up 67.9% from the same period last fiscal year. Selling expenses were $740,915, or 3.7% of net sales, up 10.0% compared to $673,469, or 2.9% of net sales, in the second quarter of fiscal year 2011. The increase in selling expenses as a percentage of net sales was mainly due to higher fixed expenses and salaries and benefits of sales staff.

General and administrative expenses were $1.4 million, or 7.0% of net sales, up 133.9% from $0.6 million, or 2.5% of net sales a year ago. The increase in general and administrative expenses was mainly attributable to the commencement of operations at Daqing Senyang and at the new factory in Zhaoyuan. In addition, the increase in payroll expenses also contributed to the increase in general and administrative expenses for the quarter.

Operating earnings were $2.8 million in the second quarter of fiscal year 2012 compared to $9.7 million in the comparable period last fiscal year. Operating margin for the quarter declined to 14.2%, down from 41.9 % a year ago.

Provision for income taxes for the quarter was $0.9 million compared to $2.5 million a year ago. The Company’s effective tax rate was 32.8% for the second quarter fiscal year 2012 compared to 26.0% for the same period last year.

In the second quarter of fiscal year 2012, net income was $1.9 million, or $0.05 per diluted share, compared to $7.2 million, or $0.18 per diluted share in the same period last fiscal year. The calculation of diluted earnings per share for the second quarter of fiscal 2011 is based on 40.2 million weighted average shares outstanding compared to 40.4 million in the same quarter of fiscal 2011.

Six Months Fiscal Year 2012 Results

For the six months ended September 30, 2011, net sales were $30.1 million, down 8.3% from $32.8 million in the six months ended September 30, 2010. Net sales from concentrate juice products, which accounted for 53.8% of total net sales in the first six months of fiscal 2012, were $16.2 million, down 7.6% from $17.5 million during the comparable period a year ago. Net sales from glazed fruit, which accounted for 23.9% of net sales, were $7.2 million, up 28.7% from $5.6 million in the same period a year ago. Sales of concentrate pulp and nectar, which accounted for 3.3% and 12.2%, were $1.0 million and $3.7 million, down 77.8% and 2.0% from $4.5 million and $3.8 million in the same period a year ago, respectively. Fresh fruit sales were $2.0 million, up 37.4% from $1.5 million in the six months ended September 30, 2010.

Gross profit decreased 35.4% to $9.7 million from $15.1 million a year ago. Gross margin was 32.3% in the first six months of fiscal year 2012 compared to 45.9% in the comparable period a year ago. Income from operations was $5.5 million, down 54.4% from $12.1 million last year. Net income for the six months ended September 30, 2011 was $3.7 million, or $0.09 per diluted share, compared to $9.0 million, or $0.22 per diluted share in the same period of fiscal 2011. The calculation of diluted earnings per share for the first six months of fiscal 2012 is based on 40.2 million weighted average shares outstanding compared to 40.4 million in the comparable period of fiscal 2011.

Financial Condition

As of September 30, 2011, China Nutrifruit had $10.0 million in cash and equivalents, $26.5 million in current liabilities, $1.3 million in long-term debt and working capital of $46.0 million. Shareholders’ equity was $98.6 million as of September 30, 2011, up from $93.3 million as of March 31, 2011.

For the six months ended September 30, 2011, the Company used $30.4 million cash in operating activities, compared to $20.7 million in the same period last year, mainly attributable to an accumulation of inventory valued at approximately $38.2 million. The Company used $15.9 million to purchase property and equipment for the upgrade of glazed fruit and concentrate juice production lines and to construct its new concentrate paste facility in Zhaoyuan.

For the six months ended September 2011, the Company’s net cash provided by financing activities was $11.8 million, mainly due proceeds from short term bank borrowings. During the three months ended September 30, 2011, Daqing Longheda entered into loan agreements and drew down approximately $4.5 million in short term loans with several banks in China for working capital of Daqing Longheda. For the second half of fiscal 2012, the Company expects additional capital expenditures mainly for the construction of a refrigerated warehouse in close proximity to its fruit and vegetable powder production line.

Business Outlook

“The second half of fiscal year 2012 began in a challenging operating environment. Following high raw material and direct labor costs, our high cost structure this production season has disrupted our production while slashing our margins, as our attempt to increase selling prices have remained inadequate in light of the rapid cost increases. We expect the demanding conditions to remain for the next few quarters, but continue to closely monitor price developments and prepare for our next move,” said Mr. Yu. “The more stringent application process for food producers following the outbreak of food safety problems in Taiwan this summer was a significant setback for the ramp up schedule for our fruit and vegetable powder and concentrate pulp products. We expect that it may take approximately six months for us to complete the necessary paperwork and reviews and we do not expect these product segments to contribute to our financial performance in fiscal year 2012.”

As a result of the current business conditions and delays to ramp up production capacity, the Company revised its fiscal year 2012 guidance to revenue of approximately $74 million to $78 million and net income of approximately $8 million to $9 million from the previous guidance of revenue between approximately $110 million and $113 million and net income between approximately $29 million and $30 million.

Conference Call Information

Management will conduct a conference call at 8:00 a.m. Eastern Time on Monday, November 14, 2011, to discuss financial results for the second quarter fiscal year 2012, ended September 30, 2011.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1-706-643-0585. The conference ID number for the call is 23729346.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting from Monday, November 14, 2011 at 10:00 am Eastern Time. To access the replay, dial 855-859-2056. International callers should dial +1-404-537-3406. The conference ID number for the replay is 23729346.

About China Nutrifruit Group Limited

Through its subsidiaries Daqing Longheda Food Company Limited and Daqing Senyang Fruit and Vegetable Food Technology Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, seabuckthorn, blackcurrant and raspberry. Its processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 18 provinces in China. For more information, please visit http://www.chinanutrifruit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our expected financial performance in fiscal year 2012, our expected capital expenditure, our expected production schedule for our new products and related government approval, our new facility, technical update and capacity expansion, and its expected impact on the Company’s business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to our inability to mitigate the impact of increased raw material and direct production costs, inability to obtain production permits and other government approval for our new and existing products; inability to meet any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China;; any of the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2011, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

–Financial Tables Follow –

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$19,792,138	$23,191,125	$30,085,303	$32,819,381
Cost of sales	(14,854,451)	(12,234,966)	(20,353,144)	(17,744,090)
Gross profit	4,937,687	10,956,159	9,732,159	15,075,291
Selling expenses	(740,915)	(673,469)	(1,151,236)	(1,257,978)
General and administrative expenses	(1,381,994)	(590,848)	(3,047,884)	(1,696,570)
Operating earnings	2,814,778	9,691,842	5,533,039	12,120,743
Other income (expenses)
Interest expenses	(59,041)	-	(115,216)	-
Other income	50,640	17,550	111,640	48,021
Total other income (expenses)	(8,401)	17,550	(3,576)	48,021
Earnings before income taxes	2,806,377	9,709,392	5,529,463	12,168,764
Provision for income taxes	(920,275)	(2,520,776)	(1,842,796)	(3,186,642)
Net earnings	1,886,102	7,188,616	3,686,667	8,982,122
Other comprehensive income
Foreign currency translation	1,351,305	1,644,269	2,421,824	1,575,419
Comprehensive income	$3,237,407	$8,832,885	$6,108,491	$10,557,541

Earnings per share
Basic	$0.05	$0.19	$0.09	$0.23
Diluted	$0.05	$0.18	$0.09	$0.22
Weighted average number of common stock outstanding
Basic	36,915,762	36,718,772	36,915,762	36,695,054
Diluted	40,224,362	40,377,453	40,224,362	40,360,072

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	September 30,	March 31,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9,958,660	$43,542,075
Trade receivables, net of allowance	8,595,199	12,476,652
Inventories, net	44,757,427	6,419,152
Prepayments and deposits	9,211,101	264,878
Other current assets	11,705	1,527
Total current assets	72,534,092	62,704,284
Property and equipment, net	51,077,909	20,312,005
Prepayments and deposits	796,932	10,983,404
Construction in progress	988,479	5,915,395
Deferred tax assets	826,744	909,879
Land use rights, net	189,876	188,199
TOTAL ASSETS	$126,414,032	$101,013,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$11,933,186	$3,312,525
Bank borrowings	12,363,067	-
Due to a director	-	946,550
Trade payables	1,370,210	130,276
Income taxes payable	878,988	3,351,631
Total current liabilities	26,545,451	7,740,982
Bank borrowings	1,251,956	-
TOTAL LIABILITIES	27,797,407	7,740,982

Commitments and Contingencies

Shareholders' equity
Preferred stock
Authorized: 5,000,000 shares, par value $0.001
Issued and outstanding: 330,860 shares as at September 30, 2011;
(330,860 as at March 31, 2011)	331	331
Common stock
Authorized: 120,000,000 shares, par value $0.001
Issued and outstanding: 36,915,762 shares as at September 30, 2011;
(36,915,762 shares as at March 31, 2011)	36,916	36,916
Additional paid-in-capital	36,492,566	36,492,566
Statutory reserves - restricted	6,850,422	6,850,422

Accumulated other comprehensive income	6,373,255	3,951,431
Retained earnings	48,863,135	45,940,518
TOTAL SHAREHOLDERS’ EQUITY	98,616,625	93,272,184
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$126,414,032	$101,013,166

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	Six months ended
	September 30,
	2011	2010
Operating activities:
Net earnings	$3,686,667	$8,982,122
Adjustments to reconcile net earnings to net cash used in operating activities
Depreciation and amortization	1,550,090	936,036
Benefit for deferred income taxes	83,135	78,054
Changes in operating assets and liabilities:
Trade receivables, net	4,079,503	(6,424,588)
Inventories	(38,183,941)	(13,336,404)
Prepayments and deposits	(8,930,868)	(11,070,120)
Other current assets	(10,125)	114,703
Trade payables	1,236,539	839,645
Income taxes payable	8,558,556	237,377
Other payables and accrued expenses	(2,517,211)	(1,064,534)
Net cash used in operating activities	(30,447,655)	(20,707,709)

Investing activities:
Purchase of property and equipment	(15,930,152)	(4,333,519)
Addition to construction in progress	-	(5,084,541)
Net cash used in investing activities	(15,930,152)	(9,418,060)

Financing activities:
Proceeds from bank borrowings	13,485,410	-
Dividend paid	(764,050)	(809,550)
Amount due to a director	(955,316)	-
Proceeds from private placement held in escrow account	-	931,630
Net cash provided by financing activities	11,766,044	122,080

Decrease in cash and cash equivalents	(34,611,763)	(30,003,689)

Effect of exchange rate on cash and cash equivalents	1,028,348	1,163,427

Cash and cash equivalents at beginning of the period	43,542,075	35,994,443

Cash and cash equivalents and proceeds from private placement held in escrow account at end of the period	$9,958,860	$7,154,181

Supplemental disclosure of cash flows information:
Cash paid for:
Income taxes	$4,283,161	$2,871,211

Interest paid	$115,216	$-

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